Exhibit 10.1

December 4, 2003

Graham P. Allaway, Ph.D.

14205 White Water Way

Darnestown, Maryland 20878

Re:	Severance Agreement

Dear Graham:

This letter sets forth the terms and conditions of the severance benefits that will be provided to you by Panacos Pharmaceuticals, Inc. (the “Company”) in the event your employment is terminated by the Company for a reason other than Cause, or in the event you voluntarily resign for a Good Reason, as those terms are defined below (a “Qualifying Termination”). No severance benefits will be provided upon your termination for Cause or your voluntary resignation (for other than a Good Reason). Except as provided herein, no severance benefits will be provided upon your death or termination due to a disability, as determined by the Company in its reasonable discretion. No severance will be provided upon your termination in connection with the Company’s dissolution or cessation of operations without the establishment of a successor entity. This letter shall be referred to as the “Agreement” herein. For the purposes hereof, the “Trigger Date” shall mean the earlier of (i) the closing of a financing transaction (or series of related financing transactions) in which the Company raises at least $10 million or (ii) the closing of a sale of all or substantially all of the Company’s assets or a merger, consolidation or reorganization of the Company with or into another corporation or other legal person other than a merger, consolidation or reorganization in which more than fifty percent (50%) of the combined voting power of the then outstanding securities of the surviving entity (or if more than one entity survives the transaction, the controlling entity) immediately after such a transaction are held in the aggregate by holders of voting securities of the Company immediately prior to such transaction or (iii) December 31, 2004.

1. Severance Benefits. Although the Company has no general policy or procedure for providing severance benefits at this time, if you incur a Qualifying Termination prior to or on a Trigger Date, the Company will make severance payments to you in the form of continuation of your base salary in effect on the date of your separation from employment (“Separation Date”) for twelve (12) months following the Separation Date. If you incur a Qualifying Termination after a Trigger Date, the Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for six (6) months following the Separation Date. These payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

2. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, as of your termination from employment, you will be eligible to continue your group health insurance benefits. If you are eligible for and elect COBRA continuation coverage, the Company agrees to pay or reimburse you in an amount equal to the amount of the health insurance premiums currently being paid by the Company on your behalf as of the date of this Agreement. These Company-paid amounts shall continue only so long as the period that you are actually receiving severance payments under this Agreement. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

3. Stock Options. To date, you have been granted options to purchase up to 412,740 shares of the Company’s common stock, pursuant to the Company’s 2000 Stock Option Plan (the “Plan”). In the event of a Qualifying Termination prior to or on a Trigger Date, the Company agrees that all of your stock options will immediately vest. In the event of a Qualifying Termination after a Trigger Date, the Company agrees that your stock options will continue to vest during the period that you are receiving severance benefits under Section 1 above. In any such event, you shall have 12 months following the date of the final severance payment under this Agreement to exercise the vested portion of your stock options, after which time your options shall expire. Notwithstanding the above, in the event you breach any material term of this Agreement or your Employee Inventions, Non-Competition, Non-Disclosure and Non-Solicitation Agreement with the Company (the “Non-Compete Agreement”), the continued vesting of your stock options, if applicable, shall cease immediately as of the date of such breach and you shall immediately forfeit any right to exercise the stock options. In all other respects, the terms of the Plan and the applicable stock option agreement(s) shall control.

4. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

5. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer- recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

6. Other Obligations. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials and agree to comply with the terms of your Non-Compete Agreement with the Company.

7. Amendment to Non-Compete Agreement. In consideration of the severance and other benefits provided in this Agreement, the terms of your Non-Compete Agreement shall be amended as follows:

(a) Section 4(b) shall be deleted in its entirety and shall be replaced with the following Section 4(b):

“For a period of 12 full months following the effective date of the termination of my employment with the Company, I will not, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization, anywhere in the world whose activities or products are directly or indirectly competitive with activities or products of the Company (“Competing Activities”) without written consent from the Company (which consent will not be unreasonably withheld in those instances where such engagement, participation or assistance does not involve risk of use or disclosure of Proprietary Information.”

(b) Section 4(c) shall be deleted in its entirety and shall be replaced with the following Section 4(c):

“Intentionally Omitted”

8. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements, including, but not limited to, disclosure in connection with due diligence conducted by or on behalf of any potential investor(s) in the Company or potential purchaser(s) of the Company or substantially all of the assets of the Company; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

9. Nondisparagement. Following your termination from employment, both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Release of Claims. In exchange for the payment of severance and the additional benefits provided with respect to equity hereunder at the time of your separation, you agree to enter into a waiver and general release of legal claims against the Company and its affiliates and employees in a form satisfactory to the Company.

11. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland. The parties submit to the jurisdiction of the state and/or federal courts located in the county in the Company’s principal place of business.

12. Definitions.

(a) “Cause” for termination shall mean the occurrence, as reasonably determined by the Company’s Board of Directors (the “Board”), of any one or more of the following events, circumstances or occurrences: (i) deliberate or willful refusal, failure or neglect to perform the material duties of your employment (other than by reason of your physical or mental illness or impairment), including documented unsatisfactory performance of job duties as reasonably determined by the Board; (ii) your willful dishonesty, fraud, embezzlement or gross misconduct with respect to the business or affairs of the Company that a reasonable person would consider damaging to the reputation of the Company or improper and unacceptable conduct by a senior executive of the Company; (iii) your indictment for or a conviction of or entry of a plea not contesting the charge involving a felony or of any crime involving dishonesty or moral turpitude (as distinguished from a minor offense or minor traffic infraction); or (iv) your refusal to abide by or comply with the reasonable documented directives of the Board.

(b) “Good Reason” means shall mean either of the following events:

(i) A material reduction of your base salary or targeted bonus opportunity, or a material reduction of your authority, job duties or responsibilities to a level below that which would ordinarily be assigned to an employee at your level without your prior written consent.

For purposes of this 12(b)(i), a “material reduction” shall mean (x) with respect to base salary or target bonus opportunity, any reduction in the amount of base salary and/or target bonus opportunity of 10% or more, and (y) with respect to authority, job duties or responsibilities a material reduction in authority, job duties and responsibilities from such authority, job duties or responsibilities in effect as of the date hereof, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.

(ii) A relocation of executive or the Company’s offices to a location more than fifty (50) miles from the location at which you are performing your duties as of the date hereof.

[Signatures on Next Page]

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

PANACOS PHARMACEUTICALS, INC.

By:	/s/ Samuel Ackerman
Samuel Ackerman Chief Executive Officer

AGREED:

/s/ Graham P. Allaway
Graham P. Allaway, Ph.D.

5